Exhibit 14.01

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference, in the Registration Statement on Form F-3 (File No. 333-97551) and on Form S-8 (File No. 333-106013), of our reports dated February 18, 2004, with respect to the consolidated balance sheets of ICOS Vision Systems Corporation NV and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003 Annual Report on Form 20-F of ICOS Vision Systems Corporation NV.

Klynveld Peat Marwick Goerdeler

Bedrijfsrevisoren

Represented by Jos Briers

Brussels, Belgium

March 31, 2004